Exhibit 99.1

FOR IMMEDIATE RELEASE

American Business Financial Services, Inc.
Extends Investment Note Exchange Offer Through August 23, 2004

     Philadelphia, PA…August 2, 2004…American Business Financial Services, Inc. (NASDAQ: ABFI) announced today that it has extended its exchange offer through August 23, 2004. The exchange offer was scheduled to end on July 31, 2004. From July 1, 2004 to July 31, 2004, the Company exchanged approximately $25.2 million of investment notes for approximately $12.3 million of senior collateralized subordinated notes and approximately 12.9 million shares of Series A convertible preferred stock. In total, since the exchange offer began on May 14, 2004, the Company exchanged approximately $85.9 million of investment notes for approximately $40.9 million of senior collateralized subordinated notes and approximately 45.0 million shares of Series A convertible preferred stock.

     American Business Financial Services, Inc. is a diversified financial services organization operating mainly in the eastern and central portions of the United States. Recent expansion has positioned the Company to increase its operations in the western portion of the United States, especially California and Texas. Through its principal direct and indirect subsidiaries, the Company currently originates, sells and services home equity loans through a combination of channels, including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania. The Company also processes and purchases home equity loans from other financial institutions through its Bank Alliance Services program.

     For further information, contact Stephen M. Giroux, Executive Vice President and General Counsel, 215-940-4537, or Keith Bratz, VP–Corporate Communications, 215-940-4525.

     Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries’ actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the mortgage lending and real estate industries, regulatory investigations of lending practices, lending to credit-impaired borrowers, competition, demand for the Company’s products, relationships with brokers, ability to obtain financing, loan prepayment rates, delinquency and default rates, access to securitization markets, changes in factors influencing or interruptions in securitization and whole loan sale markets, ability to successfully implement changes in business strategy, amount of debt outstanding, restrictive covenants in debt instruments and other risks identified in American Business Financial Services, Inc.’s Securities and Exchange Commission filings.